Exhibit (r)(2)

CODE OF ETHICS OF THE ADVISER

Personal Securities Trading Policy

Coller Capital has adopted the following Personal Securities Trading Policy (the “Policy”) governing the conduct of personal securities trading by Coller Capital personnel. The Policy serves as Coller Capital’s Code of Ethics for purposes of Rule 204A-1 under the Advisers Act (as defined below). The purpose of this Policy is to:

▪	avoid any transactions susceptible of being in actual or potential conflict with the best interests of Coller Capital’s clients or of Coller Funds (as defined below); and
▪	foster compliance by Coller Capital and its personnel with applicable legal and regulatory requirements, including the UK Financial Services and Markets Act 2000, as amended, the UK Criminal Justice Act 1993, as amended, the UK Market Abuse Regulation, Federal Securities Laws (as defined below) and rules and regulations adopted thereunder by the SEC (as defined below).

Supplemental legal and regulatory information forming part of this Policy is attached as Exhibits A & B, and incorporated herein by reference.

1.	Definitions

The following terms will have the following meanings for purposes of this Policy:

Account means any bank, brokerage or other account in which Securities may be held or through which Securities may be traded, including, without limitation, any self-directed pension, 401(k) or other plan.

Advisers Act means the U.S. Investment Advisers Act of 1940, as amended.

Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) an Account in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial Ownership is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Exchange Act or other applicable laws or regulations. Under Rule 16a 1(a)(2), “Beneficial Owner” means any person who, directly or indirectly through any contract, arrangement, understanding, relationship or otherwise has or shares a direct or indirect Pecuniary Interest in any Securities. Although this list is not exhaustive, a Supervised Person generally would be considered the Beneficial Owner of the following:

▪	Securities held in his/her own name;

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▪	Securities held with another in join tenancy, as tenants in common, as tenants entirely or in other joint ownership arrangements;
▪	Securities held by a bank or broker as a nominee or custodian on his/her behalf, or pledged as collateral for a loan; and
▪	Securities owned by a corporation, trust, partnership or other entity which is directly or indirectly controlled by, or under common control with, the Supervised Person.

Coller Capital means the following group companies: Coller Capital Limited, England; Coller Private Markets Secondaries Advisers, LLC., Coller Capital, Inc., New York; Coller Capital Limited, Hong Kong; Coller Capital (Hong Kong) Limited, Hong Kong; Coller Investment Management Limited, Guernsey; Coller International Partners VII Luxembourg GP, S.à r.l., Luxembourg; and Coller International Partners VIII Luxembourg GP, S.à r.l., Luxembourg.

Coller Fund generally refers to a private fund or account sponsored by Coller Capital.

Derivative Security refers to those Securities listed in the fourth and fifth bullet points under the definition of Security, below, as well as all futures and swaps.

Exchange Act means the U.S. Securities Exchange Act of 1934, as amended.

Federal Securities Laws means the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, Title V of the GLBA, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act of 1970, as amended, as it applies to private funds and registered investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury.

FSMA means the UK Financial Services and Markets Act 2000, as amended.

GLBA means the Gramm-Leach-Bliley Act.

Head of Legal and Compliance means Coller Capital’s global head of the firm’s legal, regulatory and compliance functions, who also serves as Chief Compliance Officer in respect of the investment advisers within the Coller Capital group for Advisers Act purposes.

Immediate Family means any of the following relationships: spouse, cohabitee partner, dependent children and stepchildren; as well as any grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, sharing the same household.

Initial Public Offering means an offering of securities registered under the Securities Act or other applicable securities laws, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act or similar requirements under other applicable securities laws.

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Investment Company Act means the U.S. Investment Company Act of 1940, as amended.

Limited Offering means an offering that is exempt from registration (i) in the case of an offering to U.S. persons, under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506) thereof or (ii) in the case of an offering to non-U.S. persons, under other relevant securities laws.

Pecuniary Interest means the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject Securities. An indirect Pecuniary Interest includes:

▪	Securities held by members of a Supervised Person’s Immediate Family. You may request that a member of your Immediate Family be excluded from the reach of the Policy by contacting the Head of Legal and Compliance or his designee and demonstrating why the exclusion would be appropriate.
▪	A general partner’s proportionate interest in the portfolio Securities held by a general or limited partnership.
▪	A person’s right to dividends that is separated or separable from the Securities.
▪	A trustee’s pecuniary interest in Securities holdings of a trust and any pecuniary interest of any Immediate Family member of such trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust), whether or not such Immediate Family member shares the same household as such trustee.
▪	A beneficiary of a trust if:
–	the beneficiary shares investment control with the trustee (such Pecuniary Interest being to the extent of the beneficiary’s pro rata interest in the trust); or
–	the beneficiary has investment control with respect to a trust transaction without consultation with the trustee.
▪	Remainder interests do not create a Pecuniary Interest unless the person with such interest has the power, directly or indirectly, to exercise or share investment control over the trust.
▪	A settlor or grantor of a trust if such person reserves the right to revoke the trust without the consent of another person, unless the settlor or grantor does not exercise or share investment control over the Securities.

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A shareholder will not be deemed to have a Pecuniary Interest in the portfolio Securities held by a corporation or similar entity in which the person owns Securities if the shareholder is not a controlling shareholder of the entity and does not have or share investment control over the entity’s portfolio.

Policy means this Personal Securities Trading Policy.

Private Entity means (i) any investment fund or other collective investment vehicle (e.g., a hedge fund or private equity fund) that is not publicly traded or otherwise generally available for investment by a member of the public, such as a fund that relies on an exemption from registration under the Investment Company Act (e.g., Section 3(c)(1) or Section 3(c)(7)) or from similar requirements under other applicable laws, or (ii) any other corporation, company, partnership, trust or other entity or arrangement, in each case whose Securities are not listed on a recognized securities exchange, including, for the avoidance of doubt, any such entity or arrangement owned by a family.

Reportable Security refers to securities reportable under this Policy, and generally will include all Securities, but for a Supervised Person in the United States will not include:

▪	direct obligations of the U.S. government;
▪	bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
▪	shares issued by money market mutual funds;
▪	Securities held through a qualified tuition program established pursuant to Section 529 of the Internal Revenue Code of 1986, as amended (529 Plans);
▪	Securities issued by unaffiliated open-end mutual funds; or
▪	shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds.

The Head of Legal and Compliance or his designee may determine on a case-by-case basis that specified Securities of a type not already covered by clauses (i) through (vi) need not be treated as Reportable Securities for purposes of this Policy.

Restricted List means the list of companies/Securities in which trading by Supervised Persons is prohibited, as maintained by the Head of Legal and Compliance or his designee, which includes:

▪	Coller Fund underlying portfolio company Securities, to the extent appropriate;
▪	Securities with respect to which Coller Capital or its Supervised Persons may, or could be perceived to, have material non-public information, significant influence or a material conflict of interest, as determined by the Head of Legal and Compliance or his designee; and

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▪	Securities which Coller Capital or its Supervised Persons are contractually or otherwise restricted from trading (e.g., underlying funds or portfolio companies currently being considered for purchase by the Coller Funds or any other clients).

Companies and Securities will remain on the Restricted List until such time as the Head of Legal and Compliance or his designee determines, in consultation with outside legal counsel where appropriate.

SEC means the U.S. Securities and Exchange Commission.

Securities Act means the U.S. Securities Act of 1933, as amended.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, such that it includes:

▪	any note, share of stock, share of treasury stock, security future, bond, debenture or evidence of indebtedness;
▪	any certificate of interest or participation in any profit-sharing agreement;
▪	any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;
▪	any fractional undivided interest in oil, gas or other mineral rights;
▪	any put, call, straddle, option, warrant, contract for difference, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);
▪	any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
▪	in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase any of the foregoing.

Supervised Person means any partner, officer, director, manager (or other person occupying a similar status or performing similar functions) or employee of Coller Capital, or any other person who provides investment advice on behalf of Coller Capital and is subject to the supervision and control of Coller Capital. Coller Investment Management Limited, Coller International Partners VII Luxembourg GP, S.à r.l. and Coller International Partners VIII Luxembourg GP, S.à r.l. all have a number of external directors/managers (i.e. individuals who are not employed by, or otherwise affiliated with, Coller Capital) who are subject to separate reporting procedures with respect to Securities transactions and holdings. Therefore, section 4 of this Policy does not apply to those external directors/managers.

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2.	Standards of Business Conduct

The following standards of business conduct will govern personal investment activities and the interpretation and administration of this Policy:

▪	The interests of Coller Private Markets Secondaries Advisers clients and of the Coller Funds must be placed first at all times;
▪	All personal securities transactions must be consistent with this Policy and conducted in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility;
▪	Supervised Persons should not take inappropriate advantage of their positions; and
▪	Supervised Persons must comply with applicable laws and regulations.

This Policy does not attempt to identify all possible conflicts of interest, and literal compliance with each of its specific provisions will not shield Supervised Persons from responsibility for personal trading or other conduct that violates a fiduciary duty to Coller Capital’s clients. For a more detailed analysis and discussion of potential conflicts of interest in Coller Capital’s business, please refer to the Conflicts of Interest Policy & Procedures of the Coller Capital Group, which can be found on the Legal & Compliance department page on Coller Capital’s intranet.

3.	Trading Rules for Personal/Related Accounts

The following rules govern Securities trading by Supervised Persons of Coller Capital. Such trading is sometimes referred to as “personal account dealing.” In the event there is any uncertainty of the propriety of any trade being contemplated, consult with the Head of Legal and Compliance or his designee:

▪	Insider Trading Strictly Prohibited. No Supervised Person may engage in any trade or order activity or investment if such activity is the result of, or engaged in following, exposure to material non-public information, i.e., inside information (see section 5).
▪	Front Running Strictly Prohibited. Supervised Persons may not enter an order or make an investment that anticipates (i.e., front runs) or competes with an order or investment for a client of Coller Capital or a Coller Fund.
▪	Investments in Private Entities. Supervised Persons may not acquire Beneficial Ownership in any Private Entity without obtaining the prior written approval of the Head of Legal and Compliance or his designee.

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▪	IPO and Limited Offering Preclearance. Supervised Persons may not acquire Beneficial Ownership in any Securities in an Initial Public Offering (“IPO”) or a Limited Offering, or any related investment within the meaning of FSMA, without obtaining the prior written approval of the Head of Legal and Compliance or his designee.
▪	Restricted List Preclearance. Supervised Persons may not acquire or dispose of Beneficial Ownership in any Security on the Restricted List without obtaining the prior written approval of the Head of Legal and Compliance or his designee.
▪	Derivative Security Preclearance. Supervised Persons may not acquire or dispose of Beneficial Ownership in any Derivative Security without obtaining the prior written approval of the Head of Legal and Compliance or his designee.

Unless specified otherwise in writing by the Head of Legal and Compliance or his designee, any approvals of Securities transactions will be effective for: (i) with respect to an IPO, Limited Offering or a Security on the Restricted List, three days following such approval; and (ii) with respect to Investments in Private Entities, 30 days following such approval. Supervised Persons who receive approval with respect to a Securities transaction but do not effect a purchase or a sale within the specified period must submit a new preclearance request to the Head of Legal and Compliance or his designee.

With the prior approval of the Head of Legal and Compliance or his designee, Securities held in, or traded through, a discretionary Account managed by a reputable non-affiliated third party where the Supervised Person and the Account manager have no communication with regard to investment decisions prior to execution are not subject to the pre-clearance requirements.

The Head of Legal and Compliance or his designee will not approve an order or investment that anticipates (i.e., front runs) or competes with an order or investment for a client of Coller Capital or for a Coller Fund. The Head of Legal and Compliance or his designee generally will not approve any transaction in Securities on the Restricted List, but may do so in situations where the transaction is determined to be in compliance with applicable laws and other contractual restrictions. The Head of Legal and Compliance or his designee may approve an investment in a Private Entity if he or she is satisfied that the investment would not create a material conflict with (i) the duties and obligations of the Supervised Person in question or (ii) the interests of Coller Capital’s clients or of Coller Funds. Supervised Persons should not communicate any denial by the Head of Legal and Compliance or his designee of any trade to any person.

Prior to the Head of Legal and Compliance (i) trading in any Securities in an Initial Public Offering or a Limited Offering, any Security on the Restricted List, or in either case, a related investment within the meaning of FSMA, (ii) making an investment in any Private Entity, or (iii) acquiring or disposing of any Derivative Security, the Head of Legal and Compliance will obtain the prior written approval of Coller Capital’s Chief Operating Officer or her designee. Securities reports for the Head of Legal and Compliance will be reviewed by or under the direction of Coller Capital’s Chief Operating Officer

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4.	Reporting of Securities Holdings and Transactions
4.1	Reporting Process

Supervised Persons are required to fulfil the reporting obligations set out in this section via Coller Capital’s personal compliance reporting portal, “ComplianceAlpha”, unless otherwise agreed with the Head of Legal and Compliance or his designee. ComplianceAlpha is a web-based application which enables Supervised Persons to create a secure connection to their Accounts in order to download the majority of holdings and transactions data automatically. Any data that cannot be downloaded automatically (for example, in relation to Private Entity investments) must be manually input into ComplianceAlpha by the Supervised Person.

4.2	Initial and Annual Holdings Reports

Except as otherwise provided below, every Supervised Person must report to the Head of Legal and Compliance or his designee, no later than 10 days after the person becomes a Supervised Person, the following information (which information must be current as of a date no more than 45 days prior to the date the person becomes a Supervised Person):

▪	With respect to each Reportable Security in which the Supervised Person has any direct or indirect Beneficial Ownership, the title and type of such Reportable Security, and (as applicable) the exchange ticker symbol or CUSIP or similar number, number of shares and principal amount;
▪	The name of any broker, dealer or bank with which the Supervised Person maintains an Account in which any Reportable Securities may be held for the Supervised Person’s direct or indirect benefit; and
▪	The date the Supervised Person submits the report.

Except as otherwise provided below, every Supervised Person must report to the Head of Legal and Compliance or his designee once annually, by such date as the Head of Legal and Compliance or his designee may specify, the information described above (which must be current as of a date no more than 45 days before the date on which the report is submitted) for the preceding annual period.

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4.3	Quarterly Transaction Reports

Except as otherwise provided below, every Supervised Person must report to the Head of Legal and Compliance or his designee, no later than 20 days after the end of each calendar quarter, the following information with respect to all transactions during the quarter in any Reportable Security in which such person has, or by reason of any such transaction has acquired, any direct or indirect Beneficial Ownership in the Reportable Security:

▪	For each such Reportable Security, the date of the transaction, the title and (as applicable) the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount;
▪	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
▪	The price of the Reportable Security at which the transaction was effected;
▪	The name of the broker, dealer or bank with or through which the transaction was effected; and
▪	The date the Supervised Person submits the report.
4.4	Exemptions from Holdings and Transaction Reports

A Supervised Person need not make holding or transaction reports with respect to:

▪	transactions effected pursuant to an Automatic Investment Plan;
▪	Securities held in an Account over which the Supervised Person does not (i) exercise any investment discretion or (ii) otherwise have direct or indirect influence or control (e.g., blind pool Accounts) and for which the Supervised Person does not receive notice of transactions prior to their execution. If you believe that any of your Accounts meet these criteria, please contact the Head of Legal and Compliance or his designee to obtain permission to exclude such Account from the holding and transaction report requirements.
4.5	Beneficial Ownership Disclaimer

Any report made under this section may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

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4.6	Duplicate Confirmations and Statements

If a Supervised Person maintains Accounts in which Reportable Securities are held for the Supervised Person’s direct or indirect benefit, and such Accounts cannot be (or are not) directly linked to the ComplianceAlpha reporting system described above, then he or she must direct the brokers, dealers or banks with whom the Accounts are held to supply to the Head of Legal and Compliance or his designee, on a timely basis:

▪	duplicate copies of confirmations, or other appropriate records, of all personal transactions in public Securities; and
▪	copies of periodic statements or similar records for all Accounts pertaining to trading in public Securities by the Supervised Person and the Supervised Person’s Immediate Family members.

This requirement does not apply to Accounts and transactions qualifying for an exemption under section 4.4 above.

4.7	Acknowledgement of Receipt of Personal Securities Trading Policy

Each Supervised Person must be provided with a copy of this Policy and any amendments. Each Supervised Person must provide the Head of Legal and Compliance or his designee with a written acknowledgement (to be delivered through the ComplianceAlpha system) confirming his or her receipt of the Policy or amendment (as applicable). Supervised Persons must sign and deliver this acknowledgement to the Head of Legal and Compliance upon becoming a Supervised Person and annually thereafter.

4.8	Confidentiality of Reporting under Personal Securities Trading Policy

The Head of Legal and Compliance and his designee receiving reports of Supervised Person holdings and transactions under this Policy will keep such reports confidential, except to the extent that the Head of Legal and Compliance or his designee is required or requested to disclose the contents of such reports to any regulator or other public authority or to any court. The Head of Legal and Compliance or his designee will consult with external legal counsel to the extent considered necessary or appropriate to determine the scope or other circumstances of any required or requested disclosure to regulators.

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5.	Policy Statement on Insider Trading

Coller Capital seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Policy Statement implements procedures to deter the misuse of material, non-public information in securities transactions.

Accordingly, Coller Capital forbids any Supervised Person (for purposes of sections 5 and 6, this term will include Supervised Persons’ Immediate Families) from trading, either personally or on behalf of others, while in possession of material, non-public information and from communicating material, non-public information to others in violation of the law. This conduct is frequently referred to as “insider trading.” This policy applies to every Supervised Person and extends to activities within and outside his or her duties at Coller Capital.

Trading securities while in possession of material, non-public information or improperly communicating that information to others may expose you to stringent penalties. Criminal sanctions may include substantial fines and/or imprisonment. Regulators may be able, among other things, to recover the profits gained or losses avoided through trading restricted under this Policy, impose penalties and issue orders permanently barring you from the securities industry. Finally, you may be sued by investors in Coller Funds seeking to recover any damages suffered by the funds as a result of insider trading violations.

The term “insider trading” generally is used to refer to the use of material, non-public information to trade in Securities (whether or not one is an “insider”) or to the communication of material, non-public information to others. While the law concerning insider trading is not static, it is currently understood that the law generally prohibits:

▪	trading by an insider, while in possession of material, non-public information;
▪	trading by a non-insider, while in possession of material, non-public information (in some jurisdictions it may be an additional requirement that the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated); or
▪	communicating material, non-public information to others.

Any Supervised Person who has any question concerning Coller Capital’s policy and procedures regarding insider trading should consult with the Head of Legal and Compliance or his designee. To protect yourself and Coller Capital, you should contact the Head of Legal and Compliance or his designee immediately if you believe that you may have received or might find yourself in a situation involving the receipt of, material, non-public information. Often, a single question can forestall disciplinary action or complex legal problems.

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6.	Procedures Designed to Detect and Prevent Insider Trading

The following procedures have been established to aid Coller Capital and all Supervised Persons in avoiding insider trading, and to aid Coller Capital in preventing, detecting, and imposing sanctions against, insider trading. Every Supervised Person must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. Any questions about these procedures should be directed to the Head of Legal and Compliance or his designee.

▪	Before trading Securities for yourself or others, you should ask yourself the following questions regarding information in your possession:
–	Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the Securities if generally disclosed?
–	Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace, whether through publication on Bloomberg, in Reuters, the Financial Times, The Wall Street Journal or other publications of general circulation?
▪	If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether it is material and non-public, you should take the following steps:
–	Report the information and proposed trade immediately to the Head of Legal and Compliance or his designee.
–	Do not purchase or sell the Securities in question, either for yourself or on behalf of others.
–	Do not communicate the information inside or outside Coller Capital, other than to the Head of Legal and Compliance or his designee or another Supervised Person with a legitimate business purpose for receiving the information.
–	After the Head of Legal and Compliance or his designee has reviewed the issue, you will be instructed either to continue the prohibitions against trading and communication because the Head of Legal and Compliance or his designee has determined that the information is material and non-public, or you will be allowed to trade the Security and communicate the information.
▪	Information in your possession that is identified as material and non-public may not be communicated to anyone, including persons within Coller Capital, except as otherwise provided herein. You should exercise care in discussing work matters with family members or in social

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settings so as to avoid divulging material non-public information or “tipping” any person who may inappropriately or illegally trade based on such material non-public information. In addition, care should be taken so that the information is secure. For example, files containing material, non-public information should be sealed; access to computer files containing material, non-public information should be restricted; and conversations containing such information, if appropriate at all, should be conducted in private.

▪	If, after consideration of the items set forth above, doubt remains as to whether information is material or non-public, or if there is any unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, this must be discussed with the Head of Legal and Compliance or his designee before trading or communicating the information to anyone.
7.	Administration of the Personal Securities Trading Policy

Administration of the Policy:

▪	Each Supervised Person must report any actual or suspected violations of this Policy promptly to the Head of Legal and Compliance or his designee.
▪	The Head of Legal and Compliance or his designee will review reports generated by Coller Capital’s systems or prepared by other Compliance resources, as well as the holdings and transaction reports submitted by Supervised Persons pursuant to section 4.
▪	The Head of Legal and Compliance or his designee may, under circumstances deemed appropriate and not opposed to the interests of Coller Capital’s clients or Coller Funds, create or approve exceptions to requirements under this Policy that are not expressly mandated under the Federal Securities Laws or other applicable laws or regulations.
8.	Sanctions

Upon discovery of a violation of this Policy, Coller Capital may impose such sanctions as the Adviser may deem appropriate, including, among other sanctions, issuing a letter of censure or suspension, or termination of the employment of the violator.

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EXHIBIT A – U.S. Federal Securities Laws

Who is an Insider for purposes of Federal Securities Laws?

The concept of “insider” is broad. It includes officers, directors, manager and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the Adviser’s purposes. Temporary insiders can include, among others, a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations. In addition, an investment adviser may become a temporary insider of a company it advises, for which it performs other services or in which it is considering an investment. According to the U.S. Supreme Court, the Adviser must expect the outsider to keep the disclosed non-public information confidential, and the relationship must at least imply such a duty before the outsider will be considered an insider. A person can also be subject to the prohibitions of an insider if the person wrongfully received or procured the confidential information, such as through insiders wrongfully disclosing information to such person.

What is material information?

Trading on inside information is not a basis for liability unless the information is material. “Material information” generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. No simple “bright line” test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. For this reason, you should direct any question about whether information is material to the Head of Legal and Compliance or his designee.

Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, entering into material agreements, loss or gain of major customers, and extraordinary management developments.

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be deemed material.

Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the U.S. Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favourable or unfavourable.

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What is non-public information?

Information is non-public unless and until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones “tape,” Reuters Economic Services, Bloomberg, the Financial Times, The Wall Street Journal or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

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What are the penalties for insider trading?

Penalties for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. The SEC and other federal authorities have announced vigorous enforcement of insider trading laws and are actively pursuing cases involving private funds and their personnel. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include: (i) civil injunctions; (ii) treble damages; (iii) disgorgement of profits; (iv) jail sentences; (v) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and (vi) fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the foregoing, any violation of Coller Capital’s policy with respect to insider trading can be expected to result in serious sanctions by Coller Capital as set forth in section 5 of this Policy, including dismissal of the person or persons involved.

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EXHIBIT B – UK Criminal Justice Act and the UK Market Abuse Regulation

Set forth is a summary of the relevant provisions of various UK laws prohibiting insider dealing and market abuse. Staff should be aware that they are responsible not only for complying with such UK laws but also any similar applicable laws, including without limitation, US insider trading restrictions.

The insider dealing provisions contained in Part V of the UK Criminal Justice Act 1993 (“the Act”) and other insider dealing and market abuse laws are complex, and if you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the Head of Legal and Compliance.

The Act applies to all securities traded on a regulated market and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only “over the counter” or otherwise not publicly traded.

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine, for an individual who has non-public information to deal in price-affected securities (including warrants or derivatives relating to them) on a regulated market; or to deal with or through a professional intermediary; or by acting himself as a professional intermediary. Securities are “price-affected” if the inside information, if made public, would be likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to bring out a new product).

The Act applies whether you deal as part of your employment or on your own account. It also covers information which you obtain directly or indirectly from an insider whether or not in the course of your employment, (for example, by social contacts).

If you are precluded from dealing, normally you are also prohibited from:

▪	dealing on behalf of the firm or a client (except perhaps on an unsolicited basis);
▪	procuring or encouraging another person to deal in the price-affected securities (whether or not the other person knows they are price-affected); and
▪	passing the inside information to another person other than in the proper performance of your employment.

It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the Criminal Justice Act. In particular, under section 89(1) of the Financial Services Act 2012 a person who

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“dishonestly conceals any material facts” is guilty of an offence if he/she does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell, or exercise any rights in relation to, an investment, or to refrain from buying or selling, or exercising any rights in relation to, an investment. This offence could well be committed by a person who conceals price sensitive information from a counterparty to induce him/her to deal, if the concealment is dishonest.

Other offences under Sections 89 and 90 include:

▪	making statements, promises or forecasts knowing that they are misleading, false or deceptive in a material way or being reckless as to whether this is the case; or
▪	acting or engaging in a course of conduct which creates a false or misleading impression of the market in or the price or value of investments, knowing that the impression is misleading or false or being reckless as to whether this is the case.

It is the responsibility of staff to determine when they possess non-public information in price-affected securities. When this information arises in the course of your employment, it should be brought to the attention of the Head of Legal and Compliance at the earliest possible opportunity. This may lead to the addition of the issuer to the Restricted List.

UK Market Abuse Regulation

The EU Market Abuse Regulation (“MAR”) came into effect on July 3rd 2016 and was on-shored into UK law on 31 December 2020 by the European Union (Withdrawal) Act 2018 to create “UK MAR”. As such, UK MAR includes the following legislation, technical standards, and guidance:

▪	EU Market Abuse Regulation as amended by the Market Abuse Exit Regulations 2019
▪	FCA Technical Standards relating to UK MAR
▪	ESMA Guidelines and ESMA questions and answers that existed before the end of the transition period
▪	UK Financial Conduct Authority (“FCA”) guidance: FCA Handbook

UK MAR is broad in scope, covering a wide range of financial instruments and trading venues. The FCA’s guidance, noted above, is set out in the Market Conduct (“MAR”) chapter of its Handbook and is intended to aid firms and individuals in their interpretation and application of UK MAR. It includes examples of the types of behaviour which may amount to market abuse, under six general headings:

▪	Insider dealing;
▪	Unlawful disclosure;

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▪	Manipulating transactions;
▪	Manipulating devices;
▪	Dissemination;
▪	Misleading behaviour & distortion.

Breaches of UK MAR can render you liable to sanctions which include, but are not limited to, unlimited fines and being banned from performing any role in the regulated financial services industry.

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